Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Westwicke Partners, LLC
VP Finance & Investor Relations	Stefan Loren, Ph.D. (sloren@westwicke.com)
(858) 314-5824	(858) 356-5930
Debra P. Crawford	Robert Uhl (robert.uhl@westwicke.com)
Chief Financial Officer	(858) 356-5932
(858) 314-5708

For Immediate Release

SANTARUS ANNOUNCES POSITIVE TOP-LINE PHASE III RESULTS

FOR RIFAMYCIN SV MMX IN TRAVELERS’ DIARRHEA

Achieves highly statistically significant results on primary endpoint

SAN DIEGO (September 11, 2012) – Santarus, Inc. (NASDAQ: SNTS) today announced that its Phase III clinical study to evaluate the safety and efficacy of the investigational drug, rifamycin SV MMX®, met the primary endpoint of reducing time to last unformed stool (TLUS) in patients with travelers’ diarrhea.

In the intent-to-treat (ITT) population (n=264), the median TLUS was 46.0 hours for rifamycin SV MMX (n=199) compared with 68.0 hours for placebo (n=65), p = 0.0008. Results in the per protocol population (n=240) were similar to the ITT population.

Rifamycin SV MMX was generally well tolerated in this Phase III clinical study and the frequency of treatment emergent adverse events was similar to placebo. The most frequent treatment emergent adverse events experienced by ≥ 2% of patients in either treatment group were: headache (8.0% in active arm and 9.2% in the placebo arm), diarrhea (5.0% in the active arm and 9.2% in the placebo arm), infectious diarrhea (5.0% in the active arm and 7.7% in the placebo arm), constipation (3.5% in the active arm and 1.5% in the placebo arm), amoebic dysentery (0% in the active arm and 3.1% in the placebo arm) and gastrointestinal infection (0% in the active arm versus 3.1% in the placebo arm). There were three patients who experienced serious adverse events, all of which were assessed by the investigator as not related to the study drug. One patient in the placebo group developed clostridium difficile colitis and two patients in the rifamycin SV MMX group experienced a total of three adverse events: neuroblastoma, abdominal pain and vomiting. Santarus expects additional data from this clinical study will be presented at an appropriate medical meeting in 2013.

Santarus licensed rights to develop and commercialize rifamycin SV MMX in the U.S. from Cosmo Technologies Limited. Dr. Falk Pharma GmbH, Cosmo’s European development partner, is conducting a second Phase III clinical study to evaluate the efficacy of rifamycin SV MMX versus ciprofloxacin with the primary endpoint of TLUS in patients with travelers’ diarrhea. This non-inferiority study is expected to enroll approximately 1,000 patients and to be completed in mid-2013. Assuming positive results in the second Phase III clinical study, Santarus and Dr. Falk plan to share the clinical data from their respective Phase III studies for inclusion in each company’s regulatory submissions.

“These favorable Phase III results in travelers’ diarrhea represent a significant positive milestone in the clinical development of rifamycin SV MMX for the U.S. market. Rifamycin SV is an investigational broad spectrum, non-systemic antibiotic that has been used for more than 20 years in Europe in both intravenous and intramuscular forms, but is considered a new chemical entity in the U.S.,” said Wendell Wierenga, Ph.D., executive vice president, research and development of Santarus. “As we wait for completion of the second ongoing Phase III study being conducted by Dr. Falk Pharma, we plan to assess our options to evaluate rifamycin SV MMX in other indications where a non-systemic antibiotic with a broad spectrum of activity may offer a clinical benefit.”

About the Rifamycin SV MMX Phase III Clinical Study

The Phase III clinical study enrolled 264 patients, 65 patients on placebo and 199 patients on rifamycin SV MMX, in an international multicenter, randomized, double-blind, placebo-controlled trial to assess the efficacy and safety of rifamycin SV MMX. The dosing regimen was 400 mg (two oral tablets of 200 mg each) taken twice daily (800 mg total daily dose) of rifamycin SV MMX or placebo for three days in the treatment of patients with travelers’ diarrhea. The primary endpoint of TLUS was defined as the time (hours) between the administration of the first dose of study drug and the time that the last unformed stool was passed before the start of clinical cure. Clinical cure was defined in the study protocol as:

•

The passage of two or fewer soft stools and no watery stools, no fever (>100.4°F or 38°C), and no symptoms of enteric infection (other than mild excess gas/flatulence) during a 24-hour interval in the 120-hour data collection period after the first dose of study drug; or

•

The passage of no stools or only formed stools and no fever during a 48-hour interval in the 120-hour data collection period after the first dose of study drug, with or without other signs of symptoms of enteric infection.

Additional information about the Phase III study is available here from clinicaltrials.gov.

Rifamycin SV MMX

Rifamycin SV MMX utilizes proprietary MMX colonic delivery technology, which consists of a sequence of lipophilic and amphiphilic matrices dispersed within a hydrophilic matrix. MMX tablets are coated with gastro-resistant polymers that protect the active pharmaceutical ingredient (API) against degradation in the upper gastrointestinal tract and delay the release of the API until the tablet reaches the colon. Rifamycin SV MMX is covered by two issued U.S. patents that expire in 2020 and 2025.

Travelers’ Diarrhea/Intestinal Infections

Intestinal infections are caused by bacteria, viruses or parasites. A common infection of the intestine is travelers’ diarrhea, which is primarily caused by the ingestion of food or water contaminated by pathogenic strains of bacteria. According to the U.S. Centers for Disease Control and Prevention, each year between 20% and 50% of international travelers (an estimated 10 million people) develop diarrhea, primarily caused by bacteria.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and on FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol.

Santarus has a diverse product development pipeline. A New Drug Application for UCERIS™ (budesonide) tablets for induction of remission of active, mild to moderate ulcerative colitis is under review by the U.S. Food and Drug Administration with a response expected in January 2013. The pipeline also includes two late-stage investigational drugs in Phase III clinical studies: RUCONEST® (recombinant human C1 esterase inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea. In addition, the company’s investigational monoclonal antibody, SAN-300, is being evaluated in a Phase I clinical program. More information about Santarus is available at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the timing of the Dr. Falk Phase III clinical study of rifamycin SV MMX, the potential for ultimate FDA approval and anticipated patent protection are forward-looking statements.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to successfully develop rifamycin SV MMX in a timely manner or at all; whether the Dr. Falk Phase III clinical study is completed in a timely and successful manner; whether Santarus is able to obtain regulatory approval for rifamycin SV MMX in a timely manner or at all, including whether the FDA agrees with the clinical interpretation of the results and the conduct of the studies; risks associated with the license agreement with Cosmo relating to rifamycin SV MMX, including the potential for termination of the agreement; competition from other products; unexpected adverse side effects or inadequate therapeutic efficacy; the scope and validity of patent protection for rifamycin SV MMX; other difficulties or delays in development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus®, FENOGLIDE® and UCERIS™ are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RUCONEST® is a trademark of Pharming Group N.V.

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